Exhibit 99.1

TRI POINTE HOMES REPORTS 2012 FOURTH QUARTER AND FULL YEAR RESULTS

- Record Revenue and Earnings Growth in 2012 -

- Strong Order and Backlog Growth in the Fourth Quarter of 2012 -

- Increased Lots Owned and Controlled to over 2,100 in 2013 -

Irvine, California, March 28, 2013 /Business Wire/ – TRI Pointe Homes, Inc. (NYSE: TPH) today announced record results for the fourth quarter and year ended December 31, 2012.

2012 Fourth Quarter Highlights and Comparisons to 2011 Fourth Quarter

•	Net income was $6.4 million compared to a net loss of $(1.4) million

•	New home orders increased to 75 compared to 8

•	Active selling communities averaged 7.0 compared to 2.5

•

New home orders per average selling community were 10.7 orders (3.57 monthly) compared to 3.2 orders (1.07 monthly), and a sequential improvement from 10.6 orders (3.5 monthly) for the 2012 third quarter

•	Cancellation rate improved to 16%

•	Backlog of 68 homes with a dollar value of $33.3 million

•	Average sales price in backlog grew 16% to $490,000

•	Home sales revenue was $55.2 million compared to $4.2 million

•	New homes delivered increased to 89 compared to 10

•	Average sales price of homes delivered grew 46% to $620,000

•	Homebuilding gross margin percentage improved to 20.2% compared to 13.6%

•	Acquired 312 lots valued at $68.2 million and controlled an additional 180 lots

2012 Fiscal Year Highlights and Comparisons to 2011 Fiscal Year

•	Net income was $2.5 million compared to a net loss of $(4.6) million

•	New home orders increased to 204 compared to 42

•	Home sales revenue was $77.5 million compared to $13.5 million

•	New homes delivered increased to 144 compared to 36

•	Average sales price of homes delivered grew 43% to $538,000

Recent Land Activity in the First Quarter 2013

•	Acquired 301 lots valued at $38.4 million and controlled an additional 410 lots

•	Own or control over 2,100 lots as compared to 1,550 as of December 31, 2012, a 35% increase

On January 31, 2013, the Company completed its initial public offering (“IPO”), in which it sold 10,000,000 shares of common stock for $17 per share, raising net proceeds of approximately $155.6 million. After the close of the IPO, the Company had 31,597,907 common shares outstanding.

Douglas F. Bauer, Chief Executive Officer stated, “2012 was a highly productive year of growth for TRI Pointe Homes that was highlighted by our strong fourth quarter operating results reflecting improving housing conditions and market acceptance of our well located communities in Northern and Southern California. Having established our Company less than four years ago to capitalize on the unique market opportunities of the housing recovery in California, we are quite pleased with our progress. We have expanded our business in existing markets in California as well as our entry into the Colorado market in October 2012. We are just beginning to harvest the benefits from our rapid land acquisitions and homebuilding activities.”

Mr. Bauer continued, “Our ability to execute and deliver a broad range of new home products to a wide array of homebuyers in high growth markets helped us to realize our most successful year since the inception of the Company. We remain committed to maintaining a prudent amount of leverage and staying focused on our bottom line growth. We continue to be disciplined and highly selective in our approach to building TRI Pointe Homes and to create value for both our shareholders and customers in the coming years.

As a next generation regional homebuilder, unburdened by underperforming assets or legacy issues, our team has been able to leverage our strong local market relationships and established reputations to source acquisitions and obtain land entitlements to position the Company for continued growth in 2015 and beyond.”

Fourth quarter 2012 operating results

New home orders increased, quarter over quarter, to 75 homes for the 2012 fourth quarter, the highest amount of quarterly orders since the Company began acquiring land in 2010. The Company’s overall absorption rate for the three months ended December 31, 2012 per average selling community was 10.7 orders (3.6 monthly), compared to 3.2 orders (1.1 monthly) during the same period in 2011, and a slight increase from 10.6 orders (3.5 monthly) for the 2012 third quarter. The improved order trends for both the 2012 fourth quarter and full year resulted in an increase in the number of homes in backlog to 68, representing $33.3 million in estimated home sales revenue. Supporting this increase was a rise in the average sales price of homes in backlog of $69,000, or 16%, to $490,000 as of December 31, 2012.

For the 2012 fourth quarter, net income was $6.4 million compared to a net loss of $(1.4) million for the fourth quarter 2011, primarily driven by a $10.6 million increase in homebuilding gross margin due to higher home sales revenue and increased homebuilding gross margin percentages. These improvements were partially offset by an increase in SG&A expense for the 2012 fourth quarter to $4.9 million (8.9% of home sales revenue) compared to $2.0 million (47.1% of home sales revenue) for 2011. The increase was attributable to a $1.8 million increase in sales and marketing expenses related to the growth in the number of active selling communities and the number of homes delivered and a $1.1 million increase in general and administrative expenses as the Company continues to invest in its infrastructure to support future growth.

For the 2012 fourth quarter, total revenue was $56.0 million compared to $4.4 million for the same period in 2011. Home sales revenue increased $51.0 million to $55.2 million for the 2012 fourth quarter, as compared to $4.2 million for the same period in 2011, primarily attributable to a significant increase in new homes delivered to 89 and a growth in the Company’s average sales price of homes delivered to $620,000. The increase in the average sales price of homes delivered was primarily attributable to a change in product mix from the deliveries at two new communities in Northern California in the 2012 period. Furthermore, the growth in new home deliveries was due to an increase in the average number of selling communities to seven for the 2012 fourth quarter as compared to 2.5 for the same period in 2011.

The Company’s homebuilding gross margin percentage for the 2012 fourth quarter increased to 20.2% compared to 13.6% for the same period in 2011 and 11.8% in the 2012 third quarter. This increase was primarily due to the delivery unit mix from new projects which achieved higher homebuilding gross margins in the 2012 period. Excluding interest in cost of home sales, adjusted homebuilding gross margin percentage was 21.4%* for the 2012 fourth quarter versus 15.7%* for the same period in 2011.

For the year ended December 31, 2012, net income was $2.5 million compared to a net loss of $(4.6) million in 2011, primarily driven by a $12.3 million increase in homebuilding gross margin due to an increase in home sales revenue of $77.5 million and a higher homebuilding gross margin percentage of 17.8%. These improvements were partially offset by an increase in SG&A expense to $11.4 million (14.7% of home sales revenue).

The Company purchased $68.2 million of land (312 lots) during the 2012 fourth quarter, of which 196 are located in Southern California, 59 in Northern California and 57 in Colorado. The Company purchased $103.3 million of land (511 lots) during the year ended December 31, 2012 of which 332 are located in Southern California, 122 in Northern California and 57 in Colorado. As of December 31, 2012, the Company owned or controlled 1,550 lots, of which 775 are owned and actively selling or under development and 775 are controlled under land option contracts, purchase contracts, or non-binding letters of intent. Of the 1,550 lots owned and controlled, 777 are in Southern California, 520 in Northern California and 253 in Colorado.

Subsequent Events

The Company acquired 301 lots valued at $38.4 million so far in the first quarter, all in Southern California, of which 115 were included in the Company’s lots owned and controlled as of December 31, 2012 and 186 were contracted and closed in the first quarter. Furthermore, an additional 410 lots were contracted in Northern California during the first quarter, bringing the Company’s total lots owned and controlled to over 2,100.

Thomas J. Mitchell, President and Chief Operating Officer of TRI Pointe Homes, noted, “We continue to build on the positive momentum that emerged during last year and expect to continue to execute on our growth strategy in 2013. Since the start of the this year, TRI Pointe Homes has experienced strong demand, increased pricing and reduced incentives in all of our active selling communities during the first quarter and as a result, expect to report our best quarter for new home orders since the inception of the Company. Due to this strong demand, we wrote our final orders and sold out of three of our active selling communities during the first quarter.”

*	See “Reconciliation of Non-GAAP Financial Measures” beginning on page 10

2013 Outlook

In 2013, the Company expects to open nine new selling communities, six in Southern California, two in Northern California and one in Colorado. Based on strong demand to date in 2013, the Company expects to end the first quarter with six active selling communities, including the opening of one new community in Southern California and one in Northern California. In the first quarter, the Company expects to deliver approximately 65% of its 68 units in backlog as of December 31, 2012. The Company’s backlog at the end of the first quarter 2013 is expected to be in excess of 130 homes.

Earnings Conference Call

The Company will host a conference call via live webcast for investors and other interested parties beginning at 5:00 p.m. Eastern Time on Thursday, March 28, 2013. The call will be hosted by, Doug Bauer, Chief Executive Officer, Tom Mitchell, Chief Operating Officer and Mike Grubbs, Chief Financial Officer.

Participants may access the live webcast by visiting the Company’s investor relations website at www.TRIPointeHomes.com. The call can also be accessed by dialing (877) 407-3982, or (201) 493-6780 for international participants.

The replay of the call will be available from approximately 8:00 p.m. Eastern Time on March 28, 2013 through midnight Eastern Time on April 11, 2013. To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 410108. The archive of the webcast will be available on the Company’s Web site for a limited time.

About TRI Pointe Homes, Inc.

TRI Pointe Homes, Inc (NYSE: TPH) is engaged in the design, construction and sale of innovative single-family homes in planned communities in major metropolitan areas located throughout Southern and Northern California and, more recently, Colorado. The Company is headquartered in Irvine, California. For more information about the Company and its new home developments please visit the Company’s website at www.TRIPointeHomes.com.

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” “will,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation; continued or increased downturn in the homebuilding industry; continued volatility and uncertainty in the credit markets and broader financial markets; our future operating results and financial condition; our business operations; changes in our business and investment strategy; availability of land to acquire and our ability to acquire such land on favorable terms or at all; availability, terms and deployment of capital; continued or increased disruption in the availability of mortgage financing or the number of foreclosures in the market; shortages of or increased prices for labor, land or raw materials used in housing construction; delays in land development or home construction resulting from adverse weather conditions or other events outside our control; the cost and availability of insurance and surety bonds; changes in, or the failure or inability to comply with, governmental laws and regulations; the timing of receipt of regulatory approvals and the opening of projects; the degree and nature of our competition; our leverage and debt service obligations; our relationship, and actual and potential conflicts of interest, with Starwood Capital Group; availability of qualified personnel and our ability to retain our key personnel; and additional factors discussed under the sections captioned “Risk Factors” included in our annual and quarterly reports filed with the Securities and Exchange Commission.

Investor Relations Contact:

Brad Cohen, InvestorRelations@TRIPointeHomes.com, 949-478-8696

Media Contact:

Carol Ruiz, cruiz@newgroundco.com, 310-437-0045

KEY OPERATIONS AND FINANCIAL DATA

(dollars in thousands)

(unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2012	2011	Change	2012	2011	Change
Operating Data:
Home sales	$55,200	$4,246	$50,954	$77,477	$13,525	$63,952
Homebuilding gross margin	$11,175	$579	$10,596	$13,789	$1,450	$12,339
Homebuilding gross margin %	20.2%	13.6%	6.6%	17.8%	10.7%	7.1%
Adjusted homebuilding gross margin % *	21.4%	15.7%	5.8%	18.9%	12.7%	6.2%
SG&A expense	$4,902	$1,999	$2,903	$11,408	$6,173	$5,235
SG&A expense as a % of home sales	8.9%	47.1%	(38.2)%	14.7%	45.6%	(30.9)%
Net income (loss)	$6,446	$(1,447)	$7,893	$2,506	$(4,593)	$7,099
EBITDA *	$7,463	$(1,197)	$8,660	$4,275	$(3,100)	$7,375
Interest incurred and capitalized to inventory	$780	$63	$717	$2,077	$171	$1,906
Interest expense	$—	$—	$—	$—	$—	$—
Interest in cost of home sales	$660	$87	$573	$872	$269	$603
Other Data:
Net new home orders	75	8	838%	204	42	386%
New homes delivered	89	10	790%	144	36	300%
Average selling price of homes delivered	$620	$425	46%	$538	$376	43%
Average selling communities	7.0	2.5	4.5	5.4	2.1	3.3
Selling communities at end of period	7	3	4	7	3	4
Cancellation rate	16%	27%	(12)%	16%	13%	3%
Backlog (estimated dollar value)	$33,287	$3,364	890%
Backlog (homes)	68	8	750%
Average selling price in backlog	$490	$421	16%
Balance Sheet Data:
Cash and cash equivalents	$19,824	$10,164	$9,660
Real estate inventories	$194,083	$82,023	$112,060
Lots owned and controlled	1,550	793	95%
Homes under construction	91	30	203%
Notes payable	$57,368	$6,873	$50,495
Members’ equity	$149,153	$82,491	$66,662
Book Capitalization	$206,521	$89,364	$117,157
Ratio of debt-to-capital	27.8%	7.7%	20.1%
Ratio of net debt-to-capital*	20.1%	N/A	—

*	See “Reconciliation of Non-GAAP Financial Measures” beginning on page 10

UNAUDITED CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2011
Assets
Cash and cash equivalents	$19,824,000	$10,164,000
Real estate inventories	194,083,000	82,023,000
Contracts and accounts receivable	548,000	71,000
Contracts intangible, net	—	244,000
Other assets	3,061,000	1,274,000

	$217,516,000	$93,776,000

Liabilities and members’ equity
Accounts payable and accrued liabilities	$10,995,000	$4,412,000
Notes payable	57,368,000	6,873,000

	68,363,000	11,285,000
Commitments and contingencies
Members’ equity	149,153,000	82,491,000

	$217,516,000	$93,776,000

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues:
Home sales	$55,200,000	$4,246,000	$77,477,000	$13,525,000
Fee building	829,000	169,000	1,073,000	5,804,000

	56,029,000	4,415,000	78,550,000	19,329,000

Expenses:
Cost of home sales	44,025,000	3,667,000	63,688,000	12,075,000
Fee building	718,000	217,000	924,000	5,654,000
Sales and marketing	2,285,000	491,000	4,636,000	1,553,000
General and administrative	2,617,000	1,508,000	6,772,000	4,620,000

	49,645,000	5,883,000	76,020,000	23,902,000

Income (loss) from operations	6,384,000	(1,468,000)	2,530,000	(4,573,000)
Other income (expense), net	62,000	21,000	(24,000)	(20,000)

Net income (loss)	$6,446,000	$(1,447,000)	$2,506,000	$(4,593,000)

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Cash flows from operating activities
Net income (loss)	$6,446,000	$(1,447,000)	$2,506,000	$(4,593,000)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Amortization of contracts intangible	146,000	20,000	244,000	686,000
Depreciation	94,000	26,000	187,000	72,000
Amortization of equity based incentive units	117,000	117,000	466,000	466,000
Changes in operating assets and liabilities:
Real estate inventories	(45,615,000)	(6,273,000)	(112,060,000)	(67,915,000)
Contracts and accounts receivable	(325,000)	1,501,000	(477,000)	2,035,000
Other assets	(1,534,000)	112,000	(1,686,000)	170,000
Accounts payable and accrued liabilities	5,802,000	2,216,000	6,583,000	2,636,000

Net cash used in operating activities	(34,869,000)	(3,728,000)	(104,237,000)	(66,443,000)

Cash flows from investing activities
Purchases of furniture and equipment	(186,000)	(152,000)	(288,000)	(308,000)

Net cash used in investing activities	(186,000)	(152,000)	(288,000)	(308,000)

Cash flows from financing activities
Cash contributions from member	37,000,000	—	66,000,000	64,000,000
Financial advisory fee paid on capital raised	(1,295,000)	—	(2,310,000)	(2,240,000)
Cash from common units subject to redemption	(37,000,000)	—	—	—
Borrowings from notes payable	52,635,000	6,546,000	115,888,000	6,981,000
Repayments of notes payable	(41,703,000)	327,000	(65,393,000)	(3,570,000)

Net cash provided by financing activities	9,637,000	6,873,000	114,185,000	65,171,000

Net increase (decrease) in cash and cash equivalents	(25,418,000)	2,993,000	9,660,000	(1,580,000)
Cash and cash equivalents – beginning of period	45,242,000	7,171,000	10,164,000	11,744,000

Cash and cash equivalents – end of period	$19,824,000	$10,164,000	$19,824,000	$10,164,000

Supplemental disclosure of cash flow information
Interest paid, net of amounts capitalized	$—	$—	$—	$—

MARKET DATA

(dollars in thousands)

(unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2012		2011		2012		2011
	Homes Delivered	Avg. Selling Price	Homes Delivered	Avg. Selling Price	Homes Delivered	Avg. Selling Price	Homes Delivered	Avg. Selling Price
New Homes Delivered:
Southern California	58	$403	10	$425	113	$404	36	$376
Northern California	31	1,026	—	—	31	1,026	—	—

Total	89	$620	10	$425	144	$538	36	$376

	Three Months Ended December 31,				Year Ended December 31,
	2012		2011		2012		2011
	New Home Orders	Average Selling Communities	New Home Orders	Average Selling Communities	New Home Orders	Average Selling Communities	New Home Orders	Average Selling Communities
Net New Home Orders:
Southern California	51	5.0	8	2.5	158	4.3	42	2.1
Northern California	24	2.0	—	—	46	1.1	—	—

Total	75	7.0	8	2.5	204	5.4	42	2.1

	December 31, 2012			December 31, 2011
	Backlog Units	Backlog Dollar Value	Average Selling Price	Backlog Units	Backlog Dollar Value	Average Selling Price
Backlog:
Southern California	53	$18,723	$353	8	$3,364	$421
Northern California	15	14,564	971	—	—	—

Total	68	$33,287	$490	8	$3,364	$421

	December 31,
	2012	2011
Lots Owned and Controlled:
Southern California	777	627
Northern California	520	166
Colorado	253	—

Total	1,550	793

Lots by Ownership Type:
Lots owned	775	408
Lots Controlled(1)	775	385

Total	1,550	793

(1)	Includes lots that are under land option contracts, purchase contracts or non-binding letters of intent. With respect to the lots under non-binding letters of intent, there can be no assurance that we will enter into binding agreements or as to the terms thereof.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

In this earnings release, we utilize certain financial measures that are non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they and similar measures are useful to management and investors in evaluating the company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

The following table reconciles homebuilding gross margin percentage, as reported and prepared in accordance with GAAP, to the non-GAAP measure adjusted homebuilding gross margin percentage. We believe this information is meaningful as it isolates the impact that leverage has on homebuilding gross margin and permits investors to make better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended December 31,
	2012	%	2011	%
Home sales	$55,200,000	100.0%	$4,246,000	100.0%
Cost of home sales	44,025,000	79.8%	3,667,000	86.4%

Homebuilding gross margin	11,175,000	20.2%	579,000	13.6%
Add: interest in cost of home sales	660,000	1.2%	87,000	2.0%

Adjusted homebuilding gross margin	$11,835,000	21.4%	$666,000	15.7%

Homebuilding gross margin percentage	20.2%		13.6%

Adjusted homebuilding gross margin percentage	21.4%		15.7%

	Year Ended December 31,
	2012	%	2011	%
Home sales	$77,477,000	100.0%	$13,525,000	100.0%
Cost of home sales	63,688,000	82.2%	12,075,000	89.3%

Homebuilding gross margin	13,789,000	17.8%	1,450,000	10.7%
Add: interest in cost of home sales	872,000	1.1%	269,000	2.0%

Adjusted homebuilding gross margin	$14,661,000	18.9%	$1,719,000	12.7%

Homebuilding gross margin percentage	17.8%		10.7%

Adjusted homebuilding gross margin percentage	18.9%		12.7%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

The following table reconciles the Company’s ratio of debt-to-capital to the ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	December 31,
	2012	2011
Debt	$57,368,000	$6,873,000
Members’ equity	149,153,000	82,491,000

Total capital	$206,521,000	$89,364,000

Ratio of debt-to-capital(1)	27.8%	7.7%

Debt	$57,368,000	$6,873,000
Less: cash and cash equivalents	(19,824,000)	(10,164,000)

Net debt	37,544,000	—
Members’ equity	149,153,000	82,491,000

Total capital	$186,697,000	$82,491,000

Ratio of net debt-to-capital(2)	20.1%	N/A

(1)	The ratio of debt-to-capital is computed as the quotient obtained by dividing debt by the sum of debt plus members’ equity.
(2)	The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is debt less cash and cash equivalents) by the sum of net debt plus members’ equity. The most directly comparable GAAP financial measure is the ratio of debt-to-capital.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

The following table calculates the non-GAAP measures of EBITDA and reconciles those amounts to net income (loss), as reported and prepared in accordance with GAAP. EBITDA means net income (loss) before (a) interest expense, (b) income taxes, (c) depreciation and amortization, (d) expensing of previously capitalized interest included in costs of home sales and (e) amortization of equity based incentive units. Other companies may calculate EBITDA (or similarly titled measures) differently. We believe EBITDA information is useful as one measure of the Company’s ability to service debt and obtain financing.

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Net income (loss)	$6,446,000	$(1,447,000)	$2,506,000	$(4,593,000)
Interest expense:
Interest Incurred	780	63	2,077	171
Interest Capitalized	(780)	(63)	(2,077)	(171)
Amortization of interest in cost of home sales	660,000	87,000	872,000	269,000
Depreciation and amortization	240,000	46,000	431,000	758,000
Amortization of equity based incentive units	117,000	117,000	466,000	466,000

EBITDA	$7,463,000	$(1,197,000)	$4,275,000	$(3,100,000)

The following table reconciles net cash used in operating activities, as reported and prepared in accordance with GAAP, to EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Net cash used in operating activities	$(34,869,000)	$(3,728,000)	$(104,237,000)	$(66,443,000)
Amortization of interest in cost of home sales	660,000	87,000	872,000	269,000
Changes in operating assets and liabilities:
Real estate inventories	45,615,000	6,273,000	112,060,000	67,915,000
Contracts and accounts receivable	325,000	(1,501,000)	477,000	(2,035,000)
Other assets	1,534,000	(112,000)	1,686,000	(170,000)
Accounts payable and accrued liabilities	(5,802,000)	(2,216,000)	(6,583,000)	(2,636,000)

EBITDA	$7,463,000	$(1,197,000)	$4,275,000	$(3,100,000)